Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 10th day of May, 2023 (the “Effective Date”), by and between Kohl’s, Inc. and Kohl’s Corporation (collectively referred to in this Agreement as “Company”) and Thomas Kingsbury (“Executive”).

RECITALS

The Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, on the terms and conditions set forth herein.

The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (the “Parties”), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Term of Employment; Location. The Company employs Executive, and Executive accepts employment by the Company, for the two (2) year period commencing on the Effective Date (the “Initial Term”), subject to earlier termination as hereinafter set forth in Article III, below. This Agreement may be renewed for one (1) year terms (“Renewal Term” and, together with the Initial Term, the “Term”) upon mutual written agreement by the Company and Executive executed at least 120 calendar days prior to the end of the then-current Initial Term or Renewal Term (as applicable). Articles IV, V, VI and VII shall continue to apply following termination of this Agreement for any reason. None of the Company’s determination to not renew this Agreement, its failure to renew this Agreement, and/or Executive’s termination of employment following the expiration of the Initial Term shall constitute a Termination by the Company without Cause or a constitute an event giving rise to Good Reason. Executive’s primary place of employment during the Term shall be at the Company’s headquarters in Menomonee Falls, Wisconsin, but Executive shall be permitted to work from his primary residence from time to time and as the business needs allow.

1.2 Position and Duties. During the Term, Executive shall be employed in the position of Chief Executive Officer. Executive shall be subject to the authority of, and shall report to the Company’s Board of Directors (the “Board”). Executive’s duties and responsibilities shall include all those customarily attendant to the position of Chief Executive Officer and such other duties and responsibilities as may be assigned from time to time by the Company’s Board. Executive shall devote Executive’s substantially all of Executive’s business time, attention and energies exclusively to the business interests of the Company while employed by the Company. Notwithstanding the foregoing, if the Company appoints a new Chief Executive Officer during the Term (a “CEO Transition”), then Executive shall transition to the position of Advisor to the Chief Executive Officer, shall provide services with regard to the business and operations of the

Company and shall devote such time, attention and energies as is reasonably requested by the Company until the end of the Term and, in such Advisor position, shall continue to receive the compensation and benefits set forth in Article II for the duration of the Term. During the Term, Executive may not participate on the board of directors or any similar governing body of any for-profit entity other than currently held directorships, unless first approved in writing by the Company’s Board. The foregoing shall not be intended to restrict Executive’s ability to (i) act or serve as a director, trustee or committee member of one or more private, civic or charitable organizations as long as such activities are disclosed in writing to the Board in advance and/or (ii) serve on a board of a publicly traded company with the prior written consent of the Board or a duly authorized committee thereof (subject in any event to compliance with the Company’s Corporate Governance Guidelines): provided, that in any case the foregoing activities are not competitive with the business of the Company and do not interfere or conflict with Executive’s duties and obligations on behalf of the Company or create a potential business or fiduciary conflict of interest.

1.3 Company Board Participation. During the Term while Executive remains in the position of Chief Executive Officer, the Company shall cause Executive to be nominated to stand for election to the Board, and recommended for approval, at any meeting of stockholders of the Company during which any such election is held and Executive’s term as director will expire if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if (i) any of the events constituting Cause (as defined below) have occurred and not been cured or (ii) Executive has issued a notice of resignation.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. During the Term, the Company shall pay Executive an annual base salary as described in Exhibit A (a copy of which is attached hereto and incorporated herein), payable in accordance with the normal payroll practices and schedule of the Company (“Base Salary”). The Base Salary shall be subject to adjustment from time to time as determined by the Board.

2.2 Benefit Plans and Fringe Benefits. During the Term, Executive will be eligible to participate in the plans, programs and policies including, without limitation, group medical insurance, executive supplemental medical benefits, fringe benefits, reimbursement and incentive pay plans, which the Company makes available to senior executives of the Company in accordance with the eligibility requirements, terms and conditions of such plans, programs and policies in effect from time to time. Executive acknowledges and agrees that the Company may amend, modify or terminate any of such plans, programs and policies at any time at its discretion. In addition, the Company shall pay Executive a lump-sum payment equal to $160,000 within 30 days following the Effective Date, which the parties intend to be applied to Executive’s expenses associated with his relocation.

2.3 Incentive Plans or Programs. During the Term, Executive’s annual cash incentive opportunity shall be as described in Exhibit A. In addition, during the Term, Executive may be eligible to participate in incentive plans or programs which the Company may establish or maintain from time to time. The terms of any such plans or programs, and Executive’s eligibility to participate in them, shall be established by the Board at its sole discretion. Executive acknowledges and agrees that the Company may amend, modify or terminate any of such plans or programs at any time at its discretion. Executive’s long-term incentive opportunity shall be as described in Executive’s employment offer letter with the Company dated February 21, 2023. Notwithstanding the generality of the foregoing, with respect to any equity-based compensation award granted to Executive in calendar year 2024, (i) any time-vesting award will vest in full upon Executive’s continued employment through the earlier of the one-year anniversary of the grant date or the expiration of the Initial Term and (ii) any performance-vesting award will become fully time-vested upon Executive’s continued employment through the earlier of the one-year anniversary of the grant date or the expiration of the Initial Term (and such award will remain subject to, and shall vest upon, the achievement of applicable performance goals over the applicable performance period, as set forth in the award agreement evidencing such award).

In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to Executive no later than the calendar year following the calendar year in which Executive incurs the expenses.

2.4 Paid Time-Off. During the Term, Executive shall be entitled to paid time off in accordance with applicable Company policy and practices, which currently provide for 25 days per calendar year.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination.

(a) Termination Upon Expiration of Term. Subject to Section 3.2, below, the Executive’s employment and all of the Company’s obligations under this Agreement shall terminate upon expiration of the Term unless the parties agree to renew this Agreement in accordance with Section 1.1. The Company’s determination to not renew, or its failure to renew, this Agreement shall not constitute a Termination by the Company without Cause or constitute an event giving rise to Good Reason.

(b) Termination For Cause. Subject to Section 3.2, below, the Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time for Cause (defined below) by giving notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “Cause” shall mean any of the following: (i) Executive’s failure to substantially perform Executive’s duties after a written demand for performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties, and (A) Executive has failed to demonstrate substantial efforts to resume performance of

Executive’s duties on a continuous basis within thirty (30) days after receiving such demand; or (B) such failure to substantially perform, if previously cured, has recurred; provided, however, that failure to meet sales or financial performance objectives, by itself, will not constitute “Cause;” (ii) Executive’s failure to substantially comply with any written rules, regulations, policies, or procedures of the Company, including but not limited to the Company’s anti-harassment policies and the “Kohl’s Code of Ethics,” in any case, which is materially injurious to the reputation and/or business of the Company; (iii) any dishonest or fraudulent act or omission willfully engaged in by Executive in the course of performance of Executive’s duties for the Company which is materially injurious to the reputation and/or business of the Company; (iv) any material breach by Executive of Section 3.3 or Articles IV, V, VI, VII, or VIII, below; (v) Executive’s commission of a felony or a crime of moral turpitude, in either case, the circumstances of which are substantially related to Executive’s duties or responsibilities for the Company; or (vi) engagement by Executive in any illegal conduct in the course of Executive’s duties for the Company, or conduct that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interests or reputation of the Company. The term “willfully” as used herein means any act or omission committed in bad faith or without a reasonable belief that the act or omission was in the best interest of the Company.

(c) Termination for Good Reason. Subject to Section 3.2, below, Executive may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice. “Good Reason” means any of the following: (i) a material reduction in Executive’s title, organizational reporting level or Base Salary or incentive compensation opportunity which is not agreed to by Executive; (ii) a mandatory relocation of Executive’s employment with the Company more than 50 miles from Executive’s then-current principal work location, except for travel reasonably required in the performance of Executive’s duties and responsibilities; or (iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other written agreement between Executive and the Company; provided, however, that no termination shall be for Good Reason unless: (1) Executive has provided the Company with written notice that identifies the conduct alleged to have caused Good Reason within sixty (60) days of such conduct first occurring; (2) the Company fails to cure any such alleged conduct within thirty (30) days after the Company’s receipt of such written notice from Executive (the “Cure Period”); and (3) Executive provides the Company with notice of termination for Good Reason, with such termination to be effective within thirty (30) days after the end of the Cure Period. A change in Executive’s title during the Term from Chief Executive Officer to Advisor to Chief Executive Officer during a mutually-planned CEO Transition shall not be an event constituting Good Reason.

(d) Termination by Death or Disability. Subject to Section 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive. For purposes of this Agreement, “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (ii) has been, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. A determination of Disability shall be made by the Company, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Company, and Executive shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the Parties. Any determination of Disability under this Section 3.1(d) is not intended to alter any benefits any Party may be entitled to receive under any disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(e) Termination by Resignation. Subject to Section 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate following Executive’s provision of at least 120 calendar days’ written notice to the Company of Executive’s resignation from employment with the Company, or at such other time as may be mutually agreed between the Parties following the provision of such notice.

3.2 Rights Upon Termination.

(a) Termination By Company for Cause or By Executive Due to Resignation Other Than For Good Reason. If Executive’s employment is terminated by the Company pursuant to Section 3.1(b), above, or by Executive pursuant to Section 3.1(e), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) reimbursement of expenses to which Executive is entitled under Section 2.2, above; (iii) Executive’s unpaid bonus, if any, attributable to any complete fiscal year of the Company ended before the date of termination, which shall be made at the same time as any such bonus is paid to other similarly situated executives of the Company; and (iv) any benefits due to Executive under any medical or executive supplemental medical benefits plan in accordance with the terms of the applicable plan (in the aggregate, the “Accrued Benefits”). Furthermore, under this Section 3.2, vesting of any equity awards granted to Executive prior to the date of termination shall be as provided in the applicable equity award agreements between Executive and the Company.

(b) Termination Due to Executive’s Death. If Executive’s employment is terminated due to Executive’s death pursuant to Section 3.1(d), above, Executive’s Designated Beneficiary shall have no further rights against the Company hereunder, except for the right to receive (i) Accrued Benefits; (ii) the Prorated Bonus (as defined below); and (iii) a Severance Payment (defined below). Payment of the Prorated Bonus shall be made to Executive’s Designated Beneficiary (as defined below) at the same time as any such bonuses for such fiscal year are paid to other similarly situated executives of the Company. For purposes of this Section 3.2(b), “Severance Payment” means six (6) months of Executive’s Base Salary in effect as of the date of Executive’s death, payable in equal installments during the six (6) month period following the effective date of Executive’s termination pursuant to the normal payroll practices of the Company, except as otherwise provided in Section 3.2(g), below. “Designated Beneficiary” means the person or persons designated by Executive, on a form provided by the Company, to receive benefits payable under this Agreement, if any, after the death of Executive; provided, however, that if Executive fails to designate a beneficiary or contingent beneficiary, or if the beneficiary and the contingent beneficiaries fail to survive Executive, the Designated Beneficiary shall be Executive’s estate. Furthermore, under this Section 3.2(b), vesting of any equity awards granted to Executive prior to the date of Executive’s death shall be as provided in the applicable equity award agreements between Executive and the Company.

(c) Termination Due to Disability. If Executive’s employment is terminated due to Executive’s Disability pursuant to Section 3.1(d), above, Executive shall have no further rights against the Company hereunder, except for the right to receive (i) Accrued Benefits; (ii) the Prorated Bonus; and (iii) a Severance Payment (defined below). Payment of the Prorated Bonus shall be made to Executive at the same time as any such bonuses for such fiscal year are paid to other similarly situated executives of the Company. For purposes of this Section 3.2(c), “Severance Payment” means six (6) months of Executive’s Base Salary in effect as of the date of Executive’s termination of employment, payable in equal installments during the six (6) month period following the effective date of Executive’s termination pursuant to the normal payroll practices of the Company, except as otherwise provided in Section 3.2(g), below. The amount of such Severance Payment shall be reduced by (x) the value of any compensation (including, but not limited to, the value of any cash compensation, deferred compensation or equity-based compensation, valued in the sole discretion of the Company) received by Executive from another employer or service recipient during the six (6) month period following Executive’s termination of employment and (y) any payments received by Executive under any short-term disability plans, programs or policies offered by the Company during Executive’s absence from the Company prior to Executive’s termination of employment or during the six (6) month period thereafter and Executive agrees to reimburse the Company for the amount of any such reductions. Notwithstanding the foregoing, the amount of the Severance Payment under this Section 3.2(c) shall not be reduced by the value of any compensation payable under the Company’s Long Term Disability Program or any successor program thereto. Executive acknowledges and agrees that, upon the cessation, if any, of such Disability during the period for which the Severance Payment is to be made under this Section 3.2(c), Executive has an obligation to use Executive’s reasonable efforts to secure other employment and that Executive’s failure to do so, as determined at the sole discretion of the Board, is a breach of this Agreement subject to Section 8.5, below. Furthermore, under this Section 3.2(c), vesting of any equity awards granted to Executive prior to the date of termination shall be as provided in the applicable equity award agreements between Executive and the Company.

(d) Termination By Executive for Good Reason—No Change of Control. If Executive’s employment is terminated by Executive pursuant to Section 3.1(c), above, and such termination does not occur within three (3) months prior to or within fifteen (15) months after the occurrence of a Change of Control (as defined below), Executive shall have no further rights against the Company hereunder, except for the right to receive (A) Accrued Benefits; (B) a Prorated Bonus; (C) Outplacement Services (as defined below); (D) Health Insurance Continuation (as defined below); and (E) a Severance Payment (defined below). Payment of the Prorated Bonus shall be made at the same time as any such bonuses for such fiscal year are paid to other similarly situated executives of the Company. For purposes of this Section 3.2(d), “Severance Payment” means an amount equal to Executive’s Base Salary (as in effect as of the date of Executive’s termination of employment) for the period of time equal to the greater of (i) the remainder of the then-current Term or (ii) one year. The Severance Payment shall be paid to Executive in a lump sum within sixty (60) days after the effective date of termination, except as otherwise provided in Section 3.2(g), below. Furthermore, under this Section 3.2(d), vesting of any equity awards granted to Executive prior to the date of termination shall be as provided in the applicable equity award agreements between Executive and the Company; provided, however, that with respect to any equity awards granted to Executive in 2023 or 2024, each such award shall vest in full with respect to the service-vesting component of the award (and, for performance-based awards, the awards will remain outstanding and eligible to vest based on the achievement of applicable performance goals).

(e) Termination By Executive for Good Reason—Change of Control. If Executive’s employment is terminated by Executive pursuant to Section 3.1(c), above, and such termination occurs within three (3) months prior to or within fifteen (15) months after the occurrence of a Change of Control, Executive shall have no further rights against the Company hereunder, except for the right to receive (A) Accrued Benefits; (B) a Prorated Bonus; (C) Outplacement Services; (D) Health Insurance Continuation; and (E) a Severance Payment (defined below). For purposes of this Section 3.2(e), “Severance Payment” means an amount equal to the sum of (i) Executive’s Base Salary (as in effect as of the date of Executive’s termination of employment or, if higher, Executive’s Base Salary immediately prior to the Change of Control) for the period of time from the termination date through the eighteen (18)-month anniversary of the expiration date of the then-current Term and (ii) one and a half (1.5) times Executive’s Target Bonus (as defined on Exhibit A). The Severance Payment shall be paid to Executive in a lump sum within sixty (60) days after the effective date of termination, except as otherwise provided in Section 3.2(g), below; provided, however, that (x) payment of the Prorated Bonus (if such amount becomes payable pursuant to subclause (i)) shall be made at the same time as any such bonuses for such fiscal year are paid to other similarly situated executives of the Company and (y) if such termination occurs prior to a Change of Control, then the Severance Payment described in Section 3.2(d), above, shall be paid within sixty (60) days after the effective date of termination and any additional Severance Payment that becomes payable pursuant to this Section 3.2(e) (i.e., over and above the amount payable pursuant to Section 3.1(d), above), shall be paid in a lump sum upon the later of such same payment date and the date of the Change of Control). Furthermore, under this Section 3.2(e), vesting of any equity awards granted to Executive prior to the date of termination shall be as provided in the applicable equity award agreements between Executive and the Company; provided, however, that with respect to any equity awards granted to Executive in 2023 or 2024, each such award shall vest in full with respect to the service-vesting component of the award (and, for performance-based awards, the awards will remain outstanding and eligible to vest based on the achievement of applicable performance goals).

(f) Definitions. For purposes of this Agreement, the following defined terms shall apply:

For purposes of this Agreement, the “Prorated Bonus” means a share of any bonus attributable to the fiscal year of the Company during which the date of termination of Executive’s employment with the Company occurs to which Executive would be entitled if Executive had worked for the entire fiscal year, as determined in the sole discretion of the Company (pro-rated, as determined by the Company, for the portion of the fiscal year prior to the date of Executive’s termination of employment).

For purposes of this Agreement, “Outplacement Services” means outplacement services from an outplacement service company of the Company’s choosing at a cost not to exceed Twenty Thousand and no/100 Dollars ($20,000.00), payable directly by the Company to such outplacement service company. If such benefit is not used by Executive during the six (6) month period following Executive’s termination of employment, it will be forfeited.

For purposes of this Agreement, the term “Health Insurance Continuation” means that, if Executive is eligible for, and timely elects to participate in, the Company’s group health insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plans for the elected level of coverage toward such COBRA coverage for the period of time with respect to which the applicable Severance Payment is made. If the specified period of severance provided for in this Agreement is longer than the end of the 18-month period for which Executive is eligible for COBRA, the Company will, until the end of such longer period, pay the normal monthly employer’s cost of coverage under the Company’s group health insurance plans to, at its sole discretion, allow Executive to continue to participate in such plans (if allowed by law and the Company’s policies, plans and programs) or allow Executive to purchase reasonably comparable individual health insurance coverage through the end of such longer period. Executive acknowledges and agrees that Executive is responsible for paying the balance of any costs not paid for by the Company under this Agreement which are associated with Executive’s participation in the Company’s health insurance plans or individual health insurance and that Executive’s failure to pay such costs may result in the termination of Executive’s participation in such plans or insurance. Executive acknowledges and agrees that the Company may deduct from any Severance Payment Executive receives pursuant to this Agreement, amounts that Executive is responsible to pay for Health Insurance Continuation. Any Health Insurance Continuation provided for herein will cease forever on the date on which Executive becomes eligible for health insurance coverage under another employer’s group health insurance plan, and, within five (5) calendar days of Executive becoming eligible for health insurance coverage under another employer’s group health insurance plan, Executive agrees to inform the Company of such fact in writing.

In no event will the Health Insurance Continuation to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of Health Insurance Continuation to be provided in any other taxable year, nor will Executive’s right to Health Insurance Continuation be subject to liquidation or exchange for another benefit.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following:

(i) the acquisition (other than from the Company) by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, a subsidiary of the Company or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of thirty-three percent (33%) or more of the then outstanding shares of common stock of the Company or voting securities representing thirty-three percent (33%) or more of the combined voting power of the Company’s then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (defined below), before such acquisition or within thirty (30) days thereafter, deems such acquisition not to be a Change of Control;

(ii) individuals who, as of the date of this Agreement, constitute the board of directors of the Company (as of such date, “Incumbent Board”) ceasing for any reason to constitute at least a majority of such board of directors of the Company; provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c);

(iii) the consummation of any merger, consolidation or share exchange of the Company with any other corporation, other than a merger, consolidation or share exchange which results in more than sixty percent (60%) of the outstanding shares of the common stock, and voting securities representing more than sixty percent (60%) of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors, of the surviving, consolidated or resulting corporation being then beneficially owned, directly or indirectly, by the persons who were the Company’s shareholders immediately prior to such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s then outstanding Common Stock or then outstanding voting securities, as the case may be; or

(iv) the consummation of any liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company.

For purposes of this definition, the term “Company” means Kohl’s Corporation. Following the occurrence of an event which is not a Change of Control whereby there is a successor company to the Company, or, if there is no such successor, whereby the Company is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this Agreement, shall thereafter be referred to as the Company.

(g) Delay of Payments if Required by Section 409A. If amounts paid to Executive pursuant to any subsection of this Section 3.2 would be subject to a penalty under Section 409A of the Internal Revenue Code (“Code Section 409A”) because Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and no other exceptions to the penalty are available, such payments will be delayed until the date that is six months after the date of Executive’s “separation from service” (within the meaning of Code Section 409A) or, if earlier, the date of Executive’s death, at which point any such delayed payments will be paid to Executive in a lump sum.

3.3 Return of Records. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Executive shall immediately return to the Company all documents, records, and materials belonging and/or relating to the Company, and all copies of all such materials, and any and all passwords and/or access codes necessary to access and control such materials. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Executive further agrees to, at the Company’s discretion, return and/or destroy such records maintained by Executive on Executive’s own computer equipment or systems (including any cloud-based service), and to certify in writing, at the Company’s request, that such destruction has occurred.

3.4 Release. As a condition to the receipt of any Severance Payment, Prorated Bonus, Health Insurance Continuation, or Outplacement Services hereunder, Executive, or Executive’s personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other items, a general release of claims against the Company and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable revocation period. Such written release under this Section 3.4 shall be delivered to Executive within three (3) days after the date of termination of Executive’s employment, and must be executed by Executive and the revocation period must expire without revocation of such release within 60 days following the date of termination of employment or Executive shall forfeit the compensation and benefits provided under this Agreement that are conditioned upon the release. For any Severance Payment (or installment thereof) payable under this Agreement, to the extent that (i) the Severance Payment is not required to be delayed for six (6) months due to Executive’s qualification as a “specified employee” as defined in Code Section 409A and (ii) such payment(s) would otherwise be paid or provided to Executive within the 60-day period following the date of termination of employment, such payment(s) shall not be made until the first regular Company payroll date occurring at least five (5) business days after Executive’s execution of the written release and the expiration of the applicable revocation period, except where the 60-day period following the date of termination of employment spans two (2) different calendar years, in which case such payment(s) will not be made until the Company’s first regular Company payroll date occurring in the later calendar year during the 60-day period. For the sake of clarification, any Severance Payment (or installment thereof) that would otherwise be made within such 60-day period but are delayed because of the immediately preceding sentence shall accrue and be paid to Executive in a single lump sum on the date specified in the immediately preceding sentence.

3.5 Resignation from Positions. Unless otherwise requested by the Company in writing, upon termination of employment, for whatever reason, Executive shall be deemed to have resigned from any and all titles, positions and appointments Executive holds with the Company, Kohl’s Corporation or any of their subsidiaries or affiliates whether as an officer, director, employee, committee member, trustee or otherwise. Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations.

ARTICLE IV

CONFIDENTIALITY

4.1 Acknowledgments. Executive acknowledges and agrees that, as an integral part of its business, the Company has expended a great deal of time, money and effort to develop and maintain confidential, proprietary and trade secret information to compete against similar businesses and that this information, if misused or disclosed, would be harmful to the Company’s business and competitive position in the marketplace. Executive further acknowledges and agrees that in Executive’s position with the Company, the Company provides Executive with access to its confidential, proprietary and trade secret information, strategies and other confidential business information that would be of considerable value to competitive businesses. As a result, Executive acknowledges and agrees that the restrictions contained in this Article IV are reasonable, appropriate and necessary for the protection of the Company’s confidential, proprietary and trade secret information. For purposes of this Article IV, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

4.2 Confidentiality During Employment. During Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information or Trade Secrets (defined below) except in the interest and for the benefit of the Company.

4.3 Trade Secrets Post-Employment. After the termination, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement.

4.4 Confidential Information Post-Employment. For a period of two (2) years following termination, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exclusions set forth in Section 4.5(c), below.

4.5 Definitions.

(a) Trade Secret. The term “Trade Secret” shall have that meaning set forth under applicable law.

(b) Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret information of, about or related to the Company, whether created by, for or provided to the Company, which is not known to the public or the Company’s competitors, generally, including, but not limited to: (i) strategic growth plans, pricing policies and strategies, employment records and policies, operational methods, marketing plans and strategies, advertising plans and strategies, product development techniques and plans, business acquisition and divestiture plans, resources, vendors, sources of supply, suppliers and supplier contractual relationships and terms, technical processes, designs, inventions, research programs and results, source code, short-term and long-range planning, projections, information systems, sales objectives and performance, profit and profit margins, and seasonal plans, goals and objectives; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c) Exclusions. Notwithstanding the foregoing, the term “Confidential Information” shall not include, and the obligations set forth in this Article IV shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets.

(d) Defend Trade Secrets Act. With respect to the disclosure of a trade secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding, provided that, Executive files any document containing the trade secret under seal so that it is not disclosed to the public and does not disclose the trade secret, except pursuant to court order.

ARTICLE V

RESTRICTED SERVICES OBLIGATION

5.1 Acknowledgments. Executive acknowledges and agrees that the Company is one of the leading retail companies in the United States, with omni-channel presence throughout the United States, and that the Company compensates executives like Executive to, among other things, develop and maintain valuable goodwill and relationships on the Company’s behalf (including relationships with customers, suppliers, vendors, employees and other associates) and to maintain business information for the Company’s exclusive ownership and use. As a result, Executive acknowledges and agrees that the restrictions contained in this Article V are reasonable, appropriate and necessary for the protection of the Company’s goodwill, customer, supplier, vendor, employee and other associate relationships and Confidential Information and Trade Secrets. Executive further acknowledges and agrees that the restrictions contained in this Article V will not pose an undue hardship on Executive or Executive’s ability to find gainful employment. For purposes of this Article V, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

5.2 Restrictions on Competition During Employment. During Executive’s employment with the Company, Executive shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert any customer’s business from the Company anywhere the Company does or is taking steps to do business.

5.3 Restricted Services Obligation. For the one (1) year period following termination, for whatever reason, of Executive’s employment with the Company, Executive will not, directly or indirectly, provide Restricted Services (defined below) to or on behalf of any Competitor (defined below) to or for the benefit of any market in the continental United States and any other geographic market in which the Company is doing, or is taking material steps to do, business.

5.4 Definitions.

(a) Restricted Services. “Restricted Services” shall mean services of any kind or character comparable to those Executive provided to the Company during the eighteen (18) month period immediately preceding Executive’s last date of employment with the Company.

(b) Competitor. The term “Competitor” means Amazon.com, Inc., Belk, Inc., Bon-Ton Stores, Inc., Burlington Stores, Inc., Dillard’s, Inc., J.C. Penney Company, Inc., Macy’s, Inc., Nordstrom Co., Old Navy, Inc., Ross Stores, Inc., Transform Holdco LLC (the entity which acquired the assets of Sears Holdings Corporation and operates Sears and Kmart), Stage Stores, Inc., Target Corporation, The Gap, Inc., The TJX Companies, Inc. and Walmart Stores, Inc., as the same may be renamed from time-to-time, including any successors, subsidiaries or affiliates of such entities.

5.5 California Employees Only. While Executive resides or works in California, the Parties acknowledge and agree that the restricted activities set forth in this Article V, shall not apply to the activities of Executive.

ARTICLE VI

BUSINESS IDEAS; NON-DISPARAGEMENT

6.1 Assignment of Business Ideas. Executive shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Executive currently holds an interest. The Company will own, and Executive hereby assigns to the Company, all rights in all Business Ideas, as defined in Section 6.2, below. All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by United States Copyright Law. Any works that are not found to be “works for hire” are hereby assigned to the Company. While employed by the Company and for one (1) year thereafter, Executive will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Executive’s employment with the Company terminates, for whatever reason, Executive will cooperate with the Company to assist the Company in perfecting its rights to any Business Ideas including executing all documents which the Company may reasonably require. While Executive resides or works in California, the Parties acknowledge and agree that the obligations of this Section 6.1 do not apply to any invention which qualifies as a non-assignable invention under Section 2870 of the California Labor Code. Executive hereby represents that Executive has received and reviewed the notification attached hereto and incorporated herein as Exhibit C (“Limited Exclusion Notification”). For purposes of this Article VI, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

6.2 Business Ideas. The term “Business Ideas” as used in this Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates, discovers or develops, either alone or jointly with others while Executive is employed by the Company and for one (1) year thereafter and which are (a) related to any business known by Executive to be engaged in or contemplated by the Company, (b) originated, discovered or developed during Executive’s working hours during Executive’s employment with the Company, or (c) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Company.

6.3 Non-Disparagement. Executive agrees not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees. Nothing contained in this Section 6.3 shall preclude Executive from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity. While Executive resides or works in California, the Parties acknowledge and agree that Executive shall not be precluded from exercising protected rights under California law, including without limitation, the right to disclose information about unlawful acts in the workplace as defined by Cal. Gov. Code Section 12964.5 or as authorized under C.C.P. Sec. 1001. The Company shall instruct its Board and executive officers not to make any oral or written statement that disparages, criticizes or otherwise impairs the reputation of Executive.

ARTICLE VII

EMPLOYEE NON-SOLICITATION

7.1 Non-Solicitation of Restricted Persons. While Executive is employed by the Company, and for a period of one (1) year immediately following the end, for whatever reason, of Executive’s employment with the Company, Executive shall not directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. For purposes of this Article VII, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

7.2 Restricted Person. The term “Restricted Person” means an individual who, at the time of the solicitation, is an employee of the Company and (i) who is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) with whom Executive had a working relationship or about whom Executive acquired or possessed specialized knowledge, in each case, in connection with Executive’s employment with the Company and during the one (1) year period immediately prior to the end of Executive’s employment with the Company.

7.3 California Employees Only. While Executive resides or works in California, the Parties acknowledge and agree that the restricted activities set forth in this Article VII, shall be superseded as set forth below:

(a) Non-Solicitation of Restricted Persons. While Executive is employed by the Company and following the end, for whatever reason, of Executive’s employment with the Company, Executive shall not use Company Trade Secrets to directly or indirectly solicit any Restricted Person to provide services to or on behalf of a person or entity in a manner reasonably likely to pose a competitive threat to the Company. For purposes of this Article VII, the term “Company” means Kohl’s, Inc. and its parent companies, subsidiaries and other affiliates.

(b) Restricted Person. The term “Restricted Person” means an individual who, at the time of the solicitation, is an employee of the Company and (i) who is a top-level employee of the Company, has special skills or knowledge important to the Company, or has skills that are difficult for the Company to replace and (ii) with whom Executive had a working relationship or about whom Executive acquired or possessed specialized knowledge, in each case, in connection with Executive’s employment with the Company and during the one (1) year period immediately prior to the end of Executive’s employment with the Company.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 8.1):

(a)	If to the Company:

Kohl’s, Inc.

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Attn: Chair, Board of Directors

CC: General Counsel

(b)	If to Executive:

Any notice to be given to Executive may be addressed to Executive at the address as it appears on the payroll records of the Company or any subsidiary thereof.

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

8.2 Executive Disclosures and Acknowledgments.

(a) Prior Obligations. Attached as Exhibit B is a list of prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Executive has entered into which may restrict Executive’s ability to perform Executive’s duties as an employee for the Company.

(b) Confidential Information of Others. Executive certifies that Executive has not, and will not, disclose or use during Executive’s time as an employee of the Company, any confidential information which Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of the Company.

(c) Scope of Restrictions. By entering into this Agreement, Executive acknowledges the nature of the Company’s business and the nature and scope of the restrictions set forth in Articles IV, V and VII, above, including specifically Wisconsin’s Uniform Trade Secrets Act, presently § 134.90, Wis. Stats. and, to the extent applicable, the California Uniform Trade Secrets Act, presently Cal. Civil Code §§ 3426-3426.11. Executive acknowledges and represents that the scope of such restrictions are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights. Executive further acknowledges that the restrictions imposed will not prevent Executive from earning a living in the event of, and after, termination, for whatever reason, of Executive’s employment with the Company. Nothing herein shall be deemed to prevent Executive, after termination of Executive’s employment with the Company, from using general skills and knowledge gained while employed by the Company.

(d) Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV, V, VI and VII, above, to disclose such provisions to any future or prospective employer. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

8.3 Indemnification. To the maximum extent permitted by law, Executive will be indemnified under the Company’s Certificate of Incorporation and Bylaws in his capacity as Chief Executive Officer and will be covered by the Company’s Directors and Officers liability insurance policies in accordance with their terms.

8.4 Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of Executive’s employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive’s employment.

8.5 Cooperation. Executive agrees to take reasonable steps during and after Executive’s employment with the Company to make Executive available to and to cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved. Following Executive’s employment with the Company, the Company agrees to pay reasonable compensation to Executive and to pay all reasonable expenses incurred by Executive in connection with Executive’s obligations under this Section 8.4.

8.6 Effect of Breach. In the event that Executive breaches any provision of this Agreement or any restrictive covenant agreement between Company and Executive which is entered into subsequent to this Agreement, Executive agrees that the Company may suspend all additional payments to Executive under this Agreement (including any Severance Payment), recover from Executive any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, Executive agrees that the Company may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Executive of any provision of this Agreement.

8.7 Entire Agreement. This Agreement, including all applicable Exhibits, contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof, including without limitation the Original Agreement.

8.8 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

8.9 Consideration. Execution of this Agreement is a condition of Executive’s continued employment with the Company, and the benefits provided to Executive under this Agreement constitute the consideration for Executive’s undertakings hereunder.

8.10 Amendment. This Agreement may be altered, amended or modified only in writing, signed by both of the Parties hereto.

8.11 Assignability. This Agreement is personal to Executive, and Executive may not assign or delegate any of Executive’s rights or obligations hereunder. The Company shall have the unrestricted right to assign this Agreement and all of the Company’s rights (including the right to enforce this Agreement) and obligations under this Agreement. Executive hereby agrees that, at the Company’s request and expense, Executive will consent to any such assignment by the Company and will promptly execute any assignments or other documents necessary to effectuate any such assignment to the Company’s successors or assigns. Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Company. For clarification purposes, upon assignment of this Agreement, all references to the Company shall also refer to the person or entity to whom/which this Agreement is assigned.

8.12 Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.

8.13 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

8.14 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. While Executive resides or works in California, the Parties acknowledge and agree that this Agreement shall be governed by the internal laws of the State of California, without regard to (i) its conflicts of law provisions and (ii) any rules of construction concerning the draftsman hereof. References to “days” shall mean calendar days unless otherwise specified.

8.15 Section 409A Compliance. The Company and Executive intend that any amounts or benefits payable or provided under this Agreement be exempt from, or comply with, the provisions of Code Section 409A so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Code Section 409A, the Company and Executive agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement Executive. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Executive’s “separation from service” (within the meaning of Code Section 409A). Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

8.16 Counterparts. This Agreement may be executed in counterparts, including by facsimile or portable document format (.pdf) signature, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto notwithstanding that all of the Parties may not be a signatory to the same counterpart.

8.17 Consistency with Applicable Law. Executive acknowledges and agrees that nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency, regulatory body or entity, from making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by a governmental agency or regulatory body. Executive does not need the prior authorization of the Company’s legal department to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures; however, the Company encourages Executive to do so. While Executive resides or works in California, the Parties acknowledge and agree that nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

8.18 Arbitration. Executive acknowledges and agrees that Executive has received a copy of and understands the terms and provisions of the Company’s Dispute Resolution Policy (AR-256) (the “DRP”) and, unless Executive has properly elected to not be bound by the DRP as allowed by the DRP, the DRP is incorporated herein by this reference as though set forth in full. Executive and the Company agree that, to the extent that they constitute “Covered Disputes” under the DRP, any dispute, claim, or controversy between the Company and Executive, arising from or relating to Executive’s employment with the Company or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by final and binding arbitration in accordance with the terms and provisions of the DRP. For the sake of clarify, Executive and the Company acknowledge and agree that the Company retains its rights under Section 8.5 of this Agreement to seek injunctive or other equitable relief in a court of law. To the extent required under applicable law, “Excluded Disputes” under the DRP includes any claim for recoupment of any compensation pursuant to any recoupment policy maintained by the Company under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission Rules, as such policy is amended from time to time. As set forth in the DRP, this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § et seq. (“FAA”), and shall survive the termination of Executive’s employment with the Company, and can only be revoked or modified by a writing signed by the Parties or as otherwise provided in the DRP.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year written above.

KOHL’S, INC.:

By: /s/ Peter Boneparth

KOHL’S CORPORATION:

By: /s/ Peter Boneparth

EXECUTIVE:

/s/ Thomas Kingsbury

EXHIBIT A

BASE COMPENSATION

Executive’s annual base compensation as of the date of this Agreement is one million four hundred seventy-five thousand and no/100 Dollars ($1,475,000).

Executive’s target annual cash incentive opportunity (“Target Bonus”) shall be 175% of Executive’s Base Salary.

EXHIBIT B

PRIOR OBLIGATIONS

None.

EXHIBIT C

LIMITED EXCLUSION NOTIFICATION

CALIFORNIA EMPLOYEES ONLY

THIS IS TO NOTIFY Executive in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between Executive and the Company does not require Executive to assign, or offer to assign, to the Company any invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.	Result from any work performed by Executive for the Company.

To the extent a provision in the Agreement purports to require Executive to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable in California.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.